Exhibit 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis Reports First Quarter 2024 Financial Results

CUPERTINO, Calif. – May 9, 2024 - Aemetis, Inc. (NASDAQ: AMTX), a renewable natural gas and renewable fuels company focused on low and negative carbon intensity products that replace fossil fuels, today announced its financial results for the three months ended March 31, 2024.

“Revenues during the first quarter of 2024 of $72.6 million reflect strong execution by all three of our operating segments with revenues of $36.1 million from California Ethanol, $32.7 million from India Biodiesel and $3.8 million from Dairy Renewable Natural Gas. The India Biodiesel and Dairy Renewable Natural Gas segments generated positive EBITDA and the ethanol business trended positively as winter ended,” said Todd Waltz, Chief Financial Officer of Aemetis.  “The first sale of Low Carbon Fuel Standard (LCFS) credits by the Dairy RNG business during the quarter marks an important cash flow milestone, since we are now generating revenues from sales of RNG fuel, California LCFS credits, and federal Renewable Fuel Standard environmental attributes. We look forward to substantial additional revenues when we receive the LCFS provisional pathway approvals that are expected to approximately double our LCFS revenues and receive the federal Inflation Reduction Act Section 45Z production tax credits beginning in January 2025,” added Waltz.

“Complementing the revenue growth in our operating businesses, our Riverbank Sustainable Aviation Fuel project received the final Authority to Construct air permits during the quarter for a 78 million gallon per year SAF production facility to supply fuel for the aviation market,” said Eric McAfee, Chairman and CEO of Aemetis.  “We received approval by the federal government for $200 million of new EB-5 funding from foreign investors at about a 3% interest rate for subordinated debt capital to support the construction and operation of the dairy RNG, SAF and CO2 sequestration businesses.”

We invite investors to review the Aemetis Corporate Presentation on the Aemetis home page prior to the earnings call.

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-888-506-0062 entry code 893234
Live Participant Dial In (International): +1-973-528-0011 entry code 893234

Webcast URL:  https://www.webcaster4.com/Webcast/Page/2211/50500

For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended March 31, 2024

Revenues during the first quarter of 2024 were $72.6 million compared to $2.2 million for the first quarter of 2023. Our Keyes plant returned to full operations after completing its extended maintenance cycle during the first quarter of 2023. Our Dairy Natural Gas segment produced 60,300 MMBtu from eight operating dairy digesters, sold its first LCFS credits and reported $3.8 million of revenue. Our India Biodiesel recognized $32.7 million of revenue primarily from sales to the India Oil Marketing Companies.

Gross loss for the first quarter of 2024 was $0.6 million, compared to a $1.3 million loss during the first quarter of 2023.

Selling, general and administrative expenses decreased to $8.9 million during the first quarter of 2024 from $10.8 million during the same period in 2023, driven primarily by fixed costs of goods sold charged to selling, general and administrative due to the extended maintenance during the first quarter of 2023.

Operating loss was $9.5 million for the first quarter of 2024, compared to operating loss of $12.1 million for the same period in 2023.

Interest expense, excluding accretion of Series A preferred units in the Aemetis Biogas LLC subsidiary, increased to $10.5 million during the first quarter of 2024 compared to $9.0 million during the first quarter of 2023. Additionally, Aemetis Biogas recognized $3.3 million of accretion of Series A preferred units during the first quarter of 2024 compared to $5.6 million during the first quarter of 2023.

Net loss was $24.2 million for the first quarter of 2024, compared to net loss of $26.4 million for the first quarter of 2023.

Cash at the end of the first quarter of 2024 was $1.6 million compared to $2.7 million at the close of the fourth quarter of 2023. We recorded investments in capital projects related to the reduction of the carbon intensity of Aemetis ethanol and construction of dairy digesters of $3.6 million for the first quarter of 2024.

About Aemetis

Headquartered in Cupertino, California, Aemetis is a renewable natural gas, renewable fuel and biochemicals company focused on the operation, acquisition, development and commercialization of innovative technologies that replace petroleum-based products and reduce greenhouse gas emissions. Founded in 2006, Aemetis is operating and actively expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas. Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis owns and operates a 60 million gallon per year production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is developing the sustainable aviation fuel (SAF) and renewable diesel fuel biorefinery in California to utilize renewable hydrogen, hydroelectric power, and renewable oils to produce low carbon intensity renewable jet and diesel fuel. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, income tax expense, intangible and other amortization expense, accretion expense, depreciation expense, and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to our five-year growth plan, future growth in revenue, expansion into new markets, our ability to commercialize our development projects, the ability to obtain sufficiently low Carbon Intensity scores to achieve below zero carbon intensity transportation fuels, the development of the Aemetis Biogas Dairy project, the development of the Aemetis Sustainable Aviation Fuel plant in Riverbank, the upgrades to the Aemetis Keyes ethanol plant, the development of the Aemetis Carbon Capture projects, and the ability to access the funding required to execute on project development, construction, and operations.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2023, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(unaudited, in thousands, except per share data)

	For the three months ended March 31,
	2024	2023
Revenues	$72,634	$2,151
Cost of goods sold	73,246	3,446
Gross profit (loss)	(612)	(1,295)

Selling, general and administrative expenses	8,850	10,828
Operating loss	(9,462)	(12,123)

Other expense (income):
Interest expense
Interest rate expense	9,092	7,078
Debt related fees and amortization expense	1,421	1,969
Accretion and other expenses of Series A preferred units	3,311	5,564
Other income/expense	67	(76)
Loss before income taxes	(23,353)	(26,658)
Income tax expense	878	(248)
Net loss	$(24,231)	$(26,410)

Net loss per common share
Basic	$(0.58)	$(0.73)
Diluted	$(0.58)	$(0.73)

Weighted average shares outstanding
Basic	41,889	36,425
Diluted	41,889	36,425

AEMETIS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,629	$2,667
Accounts receivable	8,867	8,633
Inventories	16,011	18,291
Prepaid and other current assets	6,445	6,809
Total current assets	32,952	36,400

Property, plant and equipment, net	197,737	195,108
Other assets	11,550	11,898
Total assets	$242,239	$243,406

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$29,789	$32,132
Current portion of long term debt	48,870	13,585
Short term borrowings	23,937	23,443
Other current liabilities	15,322	15,229
Total current liabilities	117,918	84,389

Total long term liabilities	356,462	375,994

Stockholders' deficit:
Common stock	43	41
Additional paid-in capital	273,167	264,058
Accumulated deficit	(499,636)	(475,405)
Accumulated other comprehensive loss	(5,715)	(5,671)
Total stockholders' deficit	(232,141)	(216,977)
Total liabilities and stockholders' deficit	$242,239	$243,406

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)

(unaudited, in thousands)

	For the three months ended March 31,
EBITDA Calculation	2024	2023

Net loss	$(24,231)	$(26,410)
Adjustments
Interest and amortization expense	10,513	9,047
Depreciation expense	1,798	1,790
Accretion of Series A preferred units	3,311	5,564
Share-based compensation	2,969	2,662
Intangibles amortization expense	12	12
Income tax expense (benefit)	878	(248)
Total adjustments	19,481	18,827

Adjusted EBITDA	$(4,750)	$(7,583)

PRODUCTION AND PRICE PERFORMANCE

(unaudited)

	Three Months ended March 31,
	2024	2023
Ethanol
Gallons sold (in millions)	14.1	0.1
Average sales price/gallon	$1.79	$2.50
Percent of nameplate capacity	103%	1%
WDG
Tons sold (in thousands)	94	-
Average sales price/ton	$98	$-
Delivered Cost of Corn
Bushels ground (in millions)	4.9	-
Average delivered cost / bushel	$6.33	$-
Dairy Renewable Natural Gas
MMBtu produced (in thousands)	60.3	21.3
MMBtu stored as inventory (in thousands)	46.8	31.0
MMBtu sold (in thousands)	60.8	21.3
Biodiesel
Metric tons sold (in thousands)	27.5	1.0
Average Sales Price/Metric ton	$1,127	$1,250
Percent of Nameplate Capacity	73.4%	0.6%
Refined Glycerin
Metric tons sold (in thousands)	2.4	0.3
Average Sales Price/Metric ton	$551	$750